Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	April 11, 2011
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS LOWERS FIRST
QUARTER 2011 GUIDANCE DUE TO
SOFTER THAN PROJECTED DEMAND

ANGLETON, TX, APRIL 11, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, lowered its guidance for the first quarter of 2011 due to softer than projected demand and temporary inventory corrections from some of its customers.

Based on preliminary information, sales for the first quarter of 2011 are expected to be approximately $540 million. We anticipate a reversal of this sales decline and expect a rebound in the second quarter. Diluted earnings per share for the first quarter, excluding special items, are expected to range from $0.23 and $0.26.

These results are preliminary and therefore subject to the Company’s completion of its first quarter closing and review procedures. At this time, the Company is finalizing its financial results for the first quarter of 2011 and will report those results on April 28, 2011. A conference call hosted by Benchmark management will be held on April 28, 2011 at 10:00 am (Central time) to discuss the financial results of the Company and its current outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

Forward-Looking Statements
This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement that “[w]e anticipate a reversal of this sales decline and expect a rebound in the second quarter”, our sales and diluted earnings per share (excluding special items) guidance for the first quarter of 2011, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of the release, and Benchmark assumes no obligation to update any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information
Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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